June 10, 1997



The AES Corporation
1001 North 19th Street
Arlington, Virginia  22209

                  Re:      Registration Statement on Form S-8

Dear Sirs:

     We have served as counsel to The AES Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering up to 448,283 shares (the "Shares") of common stock, par value $.01 per share, of the Company to be issued and sold pursuant to the AES China Generating Co. Ltd. Incentive Stock Option Plan (the "Plan").

     In rendering this opinion, we have examined the Company's Certificate of Incorporation and By-laws, each as amended to date, minutes of proceedings and consents of the Board of Directors of the Company, the form of Company common stock certificate, and originals or copies of such documents, instruments, records, and certificates of public officials and officers of the Company as we have deemed necessary. In connection with such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies, and we have also made such other investigations of fact and law as we have deemed relevant in connection with the opinion set forth below. In rendering this opinion, we have relied upon the accuracy of the certificates, documents, instruments, and records we have examined as to the matters of fact covered thereby.

     Based on the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan including, without limitation, payment of the purchase price therefor, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,

                                   Chadbourne & Parke LLP